Exhibit 99.1

Miller Energy Resources Secures Susitna Basin Exploration License Extension

HUNTSVILLE, TN – November 1, 2010. Miller Petroleum, Inc. dba Miller Energy Resources (“Miller”) (NASDAQ Global Market: MILL) a high growth oil and natural gas exploration, production and drilling company announced today that its wholly owned subsidiary Cook Inlet Energy, LLC has obtained approval for a three year extension of the Susitna Basin Exploration License No. 2, ADL 390078 which encompasses 471,474 acres. The license makes up the majority of Miller’s and Cook Inlet Energy’s net undeveloped acres, and covers primarily natural gas prospects.  The licensed acreage is located approximately 55 miles north east of Anchorage.

“We appreciate the decision of the Commissioner in granting this extension of the Susitna License.  Extending the license was one of the key initiatives for our team in Alaska this quarter,” said Scott M. Boruff, Miller Energy Resources’ CEO.  Under the terms of the license, the original term was seven years with an expiration date of October 31, 2010, extendable for an additional three years at the sole discretion of the Commissioner of the State of Alaska Department of Natural Resources.  The license grants Cook Inlet Energy an exclusive license to explore for oil and gas on the specified lands, and upon fulfillment of the work commitment, the license for all or any part of the land could be converted into oil and gas leases.

The original work commitment of approximately $3.5 million was fulfilled, and, prior to the granting of the extension of the license, Cook Inlet Energy had the right to convert the license for all or any portion of the acreage into oil and gas leases.  Once the original term of the license expired, Cook Inlet Energy would have been required to pay a per acre fee in order to convert the acreage to leases to the state and commence drilling operations within specified timeframes.  Cook Inlet Energy applied for an extension under the license terms and was granted a three year extension on October 29, 2010, extending the expiration date of the license to October 31, 2013.  Miller and Cook Inlet Energy elected to obtain an extension of the license term to allow for better control of our drilling schedule as we continue to develop our Alaskan resources.

To comply with extension terms, Cook Inlet Energy committed to a total additional work commitment of $750,000 over the term of the extension, with a minimum of $250,000 being required by the end of the first year and an additional $250,000 by the end of the second year.  If Cook Inlet Energy fails to meet its work commitment in either of the first two years of the extension, it would be required to relinquish a portion of the license acreage at the end of that year.  Upon completion of the work commitment, Cook Inlet Energy will have the option to convert any or all of the license acreage to oil and gas leases with a five year term and a royalty rate of 12.5%, with annual rentals of $3.00 per acre.

“This expansive license is important to our development goals and this extension will allow us to covert these licenses to leases as we monetize this asset over the next three years and beyond. We are now moving into the development stage for Susitna as we finalize our drilling plans along with continuing to evaluate joint venture opportunities. This extension comes at an opportune time as the State of Alaska continues to promote drilling, offers advantageous drilling cost reimbursements, and the prices offered for natural gas continue at a premium,” Mr. Boruff added.

About Miller

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America.  Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale.  Miller is headquartered in Huntsville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.  The company’s common stock is listed on the NASDAQ Stock Market under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions.  Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties.  Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller Energy Resources’ reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2010.  Miller Energy Resources’ actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov).  All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

For more information, please contact the following:

Robert L. Gaylor

SVP Investor Relations

Miller Energy Resources

3651 Baker Highway

P.O. Box 130

Huntsville, Tennessee 37756

Phone: (865) 223-6575

Fax: (865) 691-8209

bobby@millerenergyresources.com

Web Site: http://www.millerenergyresources.com